Exhibit 99.2

July 30, 2013

Dear Optimer colleagues:

Over the last few months, our Board of Directors has conducted a review of strategic alternatives available to the Company.  The Board carefully evaluated several alternatives, including the option to continue as an independent Company.  The Board decided that the best way to maximize value for stockholders was to enter into an agreement with Cubist Pharmaceuticals, Inc. to sell the Company for per share consideration of $10.75 payable in cash at the closing plus one publicly listed, transferable contingent value right, entitling the holder to receive an additional one-time cash payment of up to $5.00 (described in more detail below) per right if certain targets of net sales of DIFICID® in the U.S. and Canada from July 1, 2013 to December 31, 2015 are achieved.  It is important for you to know that this decision took a great deal of thought and consideration.  The Board has determined that this transaction provides the best opportunity to optimize value for our stockholders by delivering an immediate upfront cash payment as well as a meaningful opportunity for additional value tied to the net sales of DIFICID® through the contingent value right.

The agreement was announced this afternoon, and upon completion of the transaction, Optimer will be a wholly owned subsidiary of Cubist.  The transaction is subject to certain conditions, including receipt of approval from Optimer stockholders at a special meeting of stockholders to vote on and approve the transaction, as well as clearance from governmental agencies.  We expect the transaction to close later this year.  In addition, we have extended the co-promotion agreement with Cubist, so we will be working with them to maximize the brand in the interim.

I want to thank everyone for their hard work and dedication given the uncertainty surrounding the strategic review process.  I ask for your continued dedication and focus in the coming months in conducting the business of the Company to the best of your ability in the interests of all Optimer stakeholders – especially the patients who benefit from DIFICID®.

Many of your questions may be answered in the attached Q&A guide.  We hope that you find it helpful.  Also attached are a letter from Cubist's CEO, Michael Bonney, and the press release announcing the transaction.  Additional information may follow, as appropriate.

Thank you again for your ongoing support.

Sincerely,

Hank McKinnell
Chairman and Chief Executive Officer

Questions and Answers

This Q&A addresses many of the questions that you may have regarding the transaction.  This Q&A is not an official statement of employee benefits.  It is meant to be a helpful guide only; applicable Optimer and Optimer Canada benefits plan documents contain definitive information on your benefits and, in the case of any discrepancy between the plan documents and this Q&A, the plan documents will control. All references in this Q&A to “Optimer” mean Optimer Pharmaceuticals, Inc., all references to “Optimer Canada” mean Optimer Pharmaceuticals Canada, Inc and all references to “Cubist” mean Cubist Pharmaceuticals, Inc.

Merger

1.	What is the Merger and how will the stockholder vote work?
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Optimer has entered into an agreement, the “Merger Agreement,” with Cubist that is intended to result in Cubist acquiring Optimer. We refer to the acquisition as the “Merger,” and we refer to the finalization of the Merger as the “closing” of the Merger.

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The Merger will be subject to the approval of Optimer stockholders holding a majority of the outstanding shares of Optimer stock entitled to vote on the Merger at a special meeting of Optimer stockholders convened for this purpose.

2.	Where can I get additional information on the Merger and the stockholder vote?
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Answers to questions on the Merger can be found below under Questions 4 through 8.  Additional information can be found in our press release, our Form 8-K filed with the Securities and Exchange Commission on July 30, 2013 and the Proxy Statement that will be filed with the Securities and Exchange Commission in conjunction with a special meeting of Optimer stockholders to vote on and approve the Merger.

3.	Why are we doing this deal?
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It’s important for you to know that this decision took a great deal of thought and consideration and, after careful evaluation of Optimer’s multiple alternatives, the Board has determined that this transaction provides the best opportunity to optimize value for our stockholders by delivering an immediate upfront cash payment as well as a meaningful opportunity for additional value tied to the net sales of DIFICID® through the contingent value right.

4.	What are the terms of the deal?
•	Cubist will pay per share consideration of $10.75 payable in cash at the closing plus one publicly listed, transferable contingent value right, or “CVR” (described below).

5.	How will the contingent CVR work?
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Each CVR entitles the holder to receive an additional cash payment of up to $5.00 if certain targets of net sales of DIFICID® between July 1, 2013 and December 31, 2015 in the US and Canada are achieved.  The CVR payment is tiered and will be $3.00 if cumulative net sales exceed $250 million, $4.00 if cumulative net sales exceed $275 million and $5.00 if cumulative net sales exceed $300 million.  It is expected that the CVRs will be listed on Nasdaq and publicly traded after the closing.  The stock market will value the CVR when it begins trading.  If the lowest net sales target for DIFICID® is not reached by December 31, 2015, the CVR will expire without value.

6.	Is this a done deal? Is there anything that can prevent this from happening?
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Certain conditions must be met in order for the Merger to close.  If any of these conditions is not met, including receiving approval from Optimer stockholders at a special meeting to vote on and approve the Merger, as well as receiving governmental agency clearance, the Merger may not take place.

7.	What do I have to do to participate in the special meeting to vote on the Merger?
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If you hold shares of Optimer stock on the “record date,” which is a to-be-set date prior to the stockholder vote, you will be mailed a Proxy Statement containing detailed instructions on how to vote your shares.  If you purchase shares of Optimer stock after the record date, you will not be able to vote those shares in the stockholder vote on the Merger.

8.	When do you expect the Merger to take place?
•	We currently expect the Merger to take place later this year, but we cannot predict when all the necessary conditions will be satisfied.

Expected Impact on Jobs

9.	Will Optimer conduct a reduction in force or change my job responsibilities before Cubist takes over? What about after the Merger?
•	Until the deal closes, we do not expect any changes to day-to-day business operations that are outside the ordinary course of business. Decisions regarding continuing employees will be made by Cubist.

Severance - Canada

10.	If I do lose my job in connection with the Merger, will I be entitled to receive severance benefits?
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Optimer’s Amended and Restated Severance Benefit Plan (the “Severance Plan”) provides severance and other benefits for eligible employees who experience a qualifying termination of employment(defined below) that occurs either upon, or within 12 months following, the Merger.

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As stated in the email you received from Paulash Mohsen on June 17, 2013, the Severance Plan does not apply to employees of Optimer Canada.  However, in the case of a “Covered Termination”, Optimer Canada will make the same or similar severance benefits available.  The Severance Plan is available on Sharepoint.

o
For eligible employees, a qualifying termination of employment would occur if your employment is terminated by Optimer without “Cause.” All Optimer Canada employees will be treated as if they were eligible employees.  “Cause” is defined in the Severance Plan.

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To the extent an eligible employee is entitled to notice of termination or severance benefits under a written employment agreement with Optimer Canada (a “Letter Agreement”), that entitlement will automatically reduce (or if a greater entitlement, eliminate) the severance benefit that otherwise would have been provided under the Severance Plan.

11.	If I lose my job after the closing due to a qualifying termination and I meet the eligibility criteria under the Severance Plan, what benefits will I receive?
•	There are two plans under which employees may receive benefits in connection with the Merger:

1.	Severance Plan:
(a)
Eligible employees who lose their jobs in a qualifying termination will receive benefits equal to the greater of (i) those set out under the Severance Plan as summarized in the chart below, or (ii) the notice/severance benefits set out in your Letter Agreement.

(b)
Severance benefits will generally consist of continuation of base salary and group health benefits for a certain period of time following termination based on your position.  Depending on your position, you also may receive payment of a percentage of your annual target cash bonus.

AND

2.
Incentive Compensation Plan for Non-Sales Personnel: (Please note that there are two Incentive Compensation Plans - one that applies to non-Sales personnel, and one that applies to Sales personnel. You are eligible for participation in only one of these plans.) If the closing occurs in 2013, all non-Sales personnel who are participants in the Incentive Compensation Plan will receive a prorated bonus for 2013 based on months worked, calculated as if all 2013 performance goals had been satisfied at maximum levels for the entire year, regardless of whether they experience a termination of employment. If the closing occurs in 2014, participants will receive a make-up payment of the difference (if any) between the maximum potential bonus for 2013 and the actual bonus paid for 2013.  If you are in Sales, you will receive compensation after the closing of the Merger based on the then-current Sales Incentive Compensation Plan.

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In addition, the Merger Agreement provides that all unvested stock options and RSUs will vest and will be paid out in connection with the Merger as described below, regardless of whether you experience a qualifying termination of employment.

12.	The table below summarizes the benefits you may be eligible for in connection with the Merger, including:
•	benefits comparable to those under the Severance Plan, if greater than those in your Letter Agreement,
•	bonuses under the Incentive Compensation Plan for non-Sales personnel,
•	compensation under the Incentive Compensation Plan for Sales personnel,
•	payout of accrued vacation under the vacation policy and
•	the treatment of your equity awards in connection with the Merger.

	Severance Benefits (only with qualifying termination of employment)			Automatic Benefits (with or without termination of employment)
Position	Base Salary Continuation Period	Bonus Percentage	Payout of Accrued Vacation	2013 Incentive Compensation	Equity Cash Out
Senior Vice Presidents and Vice Presidents	12 months	100%	Accrued but unused vacation days will be cashed out (subject to the maximum vacation accrual cap)	Non-sales: Prorated and paid after the closing of the Merger to all non-Sales Incentive Plan participants Sales: Paid after the closing of the Merger based on the then-current IC Plan	All equity awards, including vested and unvested options and RSUs, will be cashed out at the closing of the Merger (see Questions 22 through 27)
All Director Levels, Managers, and Non-Managerial Staff with Annual Base Salary in Excess of $100,000	3 months, plus 2 weeks for each year of service, up to a maximum of 36 weeks	0%
Non-Managerial Staff with Annual Base Salary of $100,000 or Less	3 months, plus 1 week for each year of service, up to a maximum of 26 weeks	0%

13.	Is my severance payment taxed?
•	Yes, all severance and bonus payments are taxed.

14.	Will I be required to sign a release?
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In order to receive severance benefits in excess of your statutory entitlements, you will be required to sign a release agreement, giving up any claims you might have against Optimer Canada and Optimer.  The form will be provided to you by Optimer Canada. If you do not sign the release, you will not receive severance benefits except as otherwise required under applicable employment standards legislation.  The release will include details such as the timeline for its signature and return.

15.	When will I receive my benefits?
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After you have signed the release and it becomes effective, base salary continuation payments will be made through regularly scheduled payroll for the duration of the continuation period, and any bonus payment payable to you will be made in a lump sum within ten (10) days following the effective date of the release.

•	Participants in the non-Sales Incentive Compensation Plan will receive prorated bonus payments in a lump sum within 15 days following the closing of the Merger.

16.	How does the health benefits continuation work?
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Eligibility for the continuation of group health benefits will be governed by your Letter Agreement and applicable employment standards legislation.  It will be outlined in a letter provided to you at the time you are notified that you are losing your job.

17.	If Cubist offers me a new position that is contingent upon my relocation, can I be forced to move? If I decline to relocate, will I still receive severance?
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If you are offered a position that would require you to relocate to a location that would materially adversely affect your commute (including, without limitation, a one-way increase in distance of 15 miles or a one-way increase in the time of more than 30 minutes) but you decline it, you will still receive severance benefits as described above.

18.	If Cubist offers me a new position that has a lower level of responsibilities and lower compensation but I decline the offer, will I still receive severance?
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If you are offered a new position that does not have substantially the same level of responsibilities and compensation as your current position and you decline it, you will still receive severance benefits as described above.

19.
If I am offered a permanent position with Cubist on substantially the same responsibilities and compensation as my current position and I decide not to accept it, will I still be paid severance once I cease to be an Optimer Canada employee?

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If you fail to accept a position with Cubist on substantially the same level of responsibilities and compensation as your current position, you will not receive severance benefits except as may be required by applicable employment standards legislation.

20.	If I am offered a permanent position with Cubist and I accept the position, will I still be paid severance once I cease to be an Optimer employee?
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No, you will not receive severance if you accept a permanent position with Cubist.  However, if your employment is subsequently terminated under a qualifying termination within 12 months of the date of the Merger, you will be paid the severance detailed above at the time of termination.

21.	Who administers my severance arrangements?
•	Your severance arrangements will be administered by Optimer Canada and any disputes that may arise will be dealt with by Optimer Canada.

Stock Options, Restricted Stock Units and ESPP

22.	What happens to all of my unvested equity awards?
•	Please note that in order for your awards to be cashed out you must have accepted your grants in E-trade prior to the closing of the Merger.
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As long as you have accepted your grants in E-trade, all of your unvested equity awards will be cashed out at the closing of the Merger.  The following questions provide additional details and examples on the cash out of your awards.

23.	What will happen to my stock options?
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Each outstanding stock option, whether vested or unvested, will be cashed out for an amount equal to the excess, if any, of the last public trading price of Optimer Common Stock on Nasdaq before the closing of the Merger, over the exercise price of the option.  Option holders will not receive CVRs.  However, the last public trading price of Optimer stock will reflect a market valuation of the CVR, and therefore cashing options out at this price serves to compensate option holders for the value of the CVR.

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For example, if you hold a stock option covering 100 Optimer shares with an exercise price of $10.00, and the last public trading price of Optimer Common Stock on Nasdaq before the closing of the Merger is $13.00, you will receive a cash payment of $300 (less tax withholding), calculated as $13.00 minus $10.00, multiplied by 100.  But if you hold a stock option covering 100 Optimer shares with an exercise price of $14.00, you will not receive any payment and your options will be cancelled.

24.	What will happen to my restricted stock units?
•	Each outstanding restricted stock unit, whether vested or unvested, will be cashed out for the same consideration that shareholders generally will receive, that is, $10.75 plus one CVR per share.
•	For example, if you hold 100 restricted stock units, you will receive a cash payment of $1,075 (less tax withholding), calculated as $10.75 times 100, plus 100 CVRs.
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If you hold a restricted stock unit award that has performance goals, payment of that award will be calculated based on achievement of the maximum level of performance.  If your restricted stock unit award has performance goals tied to 2013 performance, you will still receive payment at maximum levels if the Merger closes in 2014.

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For example, if you hold 100 restricted stock units that would vest at 100% for target performance and up to a maximum of 150% for achievement of higher performance, you will receive a cash payment of $1,612.50 (less tax withholding), calculated as $10.75 times 100 times 150%, plus 150 CVRs.

25.	When will I receive payment for my stock options and restricted stock units?
•	Holders of stock options and restricted stock units will be paid the cash amount described above (less tax withholding) as soon as reasonably practicable after the closing of the Merger.

26.	Can I exercise vested stock options before the closing of the Merger?
•	Yes, you can exercise your options for cash, but you may not do a cashless exercise or sell any options when there is a blackout is in effect.
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Currently, there is a blackout period in effect and you may not trade until you have been notified by the Insider Trading Compliance Officer that this period has been lifted.  Once it is lifted, you may sell shares, subject to Optimer’s insider trading policies and applicable laws and regulations.

27.	How will the Merger impact outstanding purchase rights under Optimer’s Employee Stock Purchase Plan (ESPP)?
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The current offering period under the ESPP will continue, but the ESPP will be closed to new participants, and existing participants may not increase their participation level.  If the Merger has not closed by November 15, 2013 when the current offering period ends, there will not be a new offering period.  Your accumulated payroll deduction for the offering period will be used to purchase shares according to the normal terms of the ESPP, and those shares will be treated the same as all other shares in connection with the Merger.

•	The price at which the shares will be purchased will be 15% less than the lower of the trading prices on May 15, 2013 or on the end of the last offering period.
•	The ESPP will formally terminate on the closing of the Merger.

Vacation

28.	How will vacation balances be treated?
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For employees that continue with Cubist after the closing, any outstanding, accrued, but unused vacation days will be carried over to Cubist.  Your years of service with Optimer Canada will be recognized under Cubist’s vacation policy.  Your years of service also will be recognized by Cubist for purposes of vesting, benefit accrual, sick-time credit and eligibility to participate under the employee benefit plans, programs and policies of Cubist in which you participate after the closing of the Merger.

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For employees that are terminated in connection with the Merger, if you have any outstanding, accrued, but unused vacation days, those days will be paid out upon your termination.  Please note that vacation days that exceed the maximum vacation accrual cap are lost and therefore not cashed out.  You may check the vacation policy on Sharepoint under the HR tab for more information.

Unemployment and Outplacement

29.	If I am terminated following the closing of the transaction, can I file for unemployment compensation even if I am getting severance?
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All employees can file for unemployment compensation upon termination, but the payment of that compensation is generally affected by any severance payments paid to you.  Please check with your local Service Canada office.

30.	Will I be eligible for outplacement services?
•	Neither the Severance Plan nor a Letter Agreement require that outplacement services be provided.

Integration Process

31.	What will happen to Optimer’s and Optimer Canada’s management teams?
•	Personnel decisions will be reviewed as part of the integration plan. Until the Merger closes, we will continue to operate as separate companies and proceed in the ordinary course of business.

32.	Do you anticipate full integration of systems, processes and resources?
A joint integration team will be established at the appropriate time to determine how we can maximize operating synergies and implement best practices in all areas of the business.

33.	What should I do in the meantime? Should I stop working on the project I am working on?
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During this time, Cubist and Optimer will continue to operate as independent entities, so it is business as usual.  Current policies and procedures will remain in place during this time.  If you are unsure about anything you should consult with your Supervisor.

34.	How will we be organized after the Merger closes?
•	Optimer will become a part of Cubist. Decisions regarding the new organization’s structure will be made during the integration process and will be communicated once they are finalized.

Contact Information

35.	Who can I reach out to with questions?
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It is likely that many of you will have similar questions. Please submit questions via e-mail to HR Inbox (hrinbox@optimerpharma.com) so that we may publish your question and the appropriate answer if there are future versions of this Q&A and check Sharepoint often for updates.

•	Any question about your severance entitlement should be addressed to Paulash Mohsen at Optimer Canada.
•	If you have a question that you believe only applies to you, please indicate that in the e-mail with your question.
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Linda Amper is the Company’s Severance Plan Administrator and Meredith Schaum is the Company’s insider trading compliance officer, and you can contact them with questions in those areas.  Any questions related to your E-trade account should be directed to E-trade.

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Cautionary Statement Regarding Forward-looking Statements

Statements included in this communication that are not a description of historical facts are forward-looking statements, including, without limitation, statements related to the implementation and impact of Optimer's commercialization strategy, Optimer's pursuit of new indications for DIFICID®, Optimer's on-going education efforts regarding its patient access initiatives and the burden of Clostridium difficile infection and expansion of DIFICID® sales or market potential.  Words such as “expect,” “anticipate,” “will,” “could,” “would,” “project,” “intend,” “plan,” “believe,” “predict,” “estimate,” “should,” “may,” “potential,” “continue,” “ongoing" or variations of such words and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. These forward-looking statements are based on management's expectations on the date of this release. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer's business including, without limitation, risks relating to: Optimer's ability to continue to increase adoption and use of DIFICID®, the implementation and success of DIFICID® growth initiatives and entry into new markets, whether or not healthcare professionals will prescribe DIFICID®, the extent to which DIFICID® receives reimbursement coverage from healthcare payors and government agencies, the extent to which DIFICID® will be accepted on additional hospital formularies and the timing of hospital formulary decisions, Optimer's ability to successfully coordinate commercialization efforts with Cubist under its co-promotion agreement, whether Optimer will be able to realize expected benefits under its co-promotion agreement with Cubist and its collaboration agreements with other partners, the possibility of alternative means of preventing or treating CDAD impacting adoption and sales of DIFICID®, Optimer's ability, through its third-party manufacturers and logistics providers, to maintain a sufficient supply of DIFICID®to meet demand, the effects of changes in Optimer's management, uncertainties associated with the proposed merger of Optimer with a wholly owned subsidiary of Cubist and related transactions, including uncertainties relating to the anticipated timing of the proposed merger, the ability of the parties to obtain regulatory approvals required for the merger, the satisfaction of the other conditions to the consummation of the proposed merger, the issuance of preferred stock to Cubist before the closing of the proposed merger, the ability of Cubist to achieve the net sales milestone required to trigger a future cash payment in respect of the contingent value right component of the per share merger consideration, the ability to complete the proposed merger and the impact of the merger on the Company’s business, employees, customers, suppliers and commercial partners, the potential for lawsuits and enforcement proceedings related to the previously disclosed investigations by U.S. authorities and other risks detailed in Optimer's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this release, and Optimer undertakes no obligation to update or revise these statements, except as may be required by law.

Additional Information and Where To Find It

In connection with the proposed merger, Optimer will file a proxy statement with the SEC.  BEFORE MAKING ANY VOTING DECISION, OPTIMER’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Optimer’s stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC, when they become available, from the SEC’s website at http://www.sec.gov. Optimer’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents, when they become available, by directing a request by mail or telephone to 101 Hudson Street, Suite 3501, Jersey City, NJ 07302, telephone: (201) 333-8819, or from Optimer’s website, http://www.optimerpharma.com.

Participants in Solicitation

Optimer and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Optimer’s stockholders with respect to the proposed merger.  Information about Optimer’s directors and executive officers and their ownership of Optimer’s common stock is set forth in the proxy statement for Optimer’s 2013 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 12, 2013. Additional information regarding the interests of those persons and other persons who may be deemed participants in the merger, which may be different than those of Optimer’s stockholders generally, may be obtained by reading the proxy statement regarding the proposed merger, when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.